Exhibit 99.1

Neurogen Corporation
For Immediate Release	Contact:
Thomas A. Pitler
Neurogen Corp.
203-315-3046
tpitler@nrgn.com

NEUROGEN CORPORATION ANNOUNCES
 THIRD QUARTER 2008 FINANCIAL RESULTS AND UPDATES OPERATIONS

Branford, CT, November 7, 2008 — Neurogen Corporation (Nasdaq: NRGN), a drug development company focused on improved drugs for psychiatric and neurological disorders, today announced financial and operational results for the three and nine month periods ended September 30, 2008.

Highlights for the quarter include:

•	Successful completion of Phase 2a clinical studies in Restless Legs Syndrome (“RLS”) and Parkinson’s disease with aplindore, Neurogen’s dopamine D2 partial agonist.
•
Consistent with Neurogen’s previously announced restructuring plan, non-Generally Accepted Accounting Principles (“GAAP”) recurring operating expenses (research and development plus general and administrative expenses) for the third quarter of 2008 decreased to $8.3 million, reflecting a 48% decrease from $15.9 million in the third quarter of 2007.

•	Neurogen ended the third quarter of 2008 with $34.3 million in total cash and marketable securities.

Stephen R. Davis, President and CEO commented, “We will continue to focus our resources on the development of our D2 partial agonist, aplindore, for the treatment of Restless Legs Syndrome ("RLS") and Parkinson’s disease.  We were very pleased to report positive Phase 2a results with Aplindore in both of these disorders last month.  Not only did we see very strong signals of efficacy, but in both studies aplindore’s partial agonist profile appeared to be very well tolerated at the doses we plan to take forward.  This offers the potential advantage of fewer side-effects and shorter titration periods and the possibility of no required titration in RLS."
Research and development expenses for the third quarter of 2008 decreased to $6.3 million from $12.9 million in the third quarter of 2007 and for the nine month period of 2008, decreased to $26.3 million from $48.2 million in the comparable period of 2007. The decrease in R&D expenses for the quarter was due primarily to decreases in salaries, benefits and lower spending in Neurogen’s clinical and preclinical drug development programs.

General and administrative expenses for the third quarter of 2008 decreased to $2.0 million, compared to $3.0 million for the same period in 2007, and for the nine month period of 2008, decreased to $4.9 million from $10.3 million for the comparable period of 2007. The decrease for the quarter was due mainly to decreases in salaries, benefits, legal and patent expenses.

Neurogen had no operating revenue for the third quarter of 2008, compared to $7.5 million for the third quarter of 2007, and no operating revenue for the nine month period of 2008, compared to $15.4 million for the comparable period of 2007. The decrease in operating revenue for the quarter was due to the previously announced conclusion of the research component of Neurogen’s VR1 collaboration with Merck.

During the third quarter, the Company recognized certain non-recurring charges and gains related to previously announced restructurings and the Company’s April 2008 private equity financing, which affected net loss for the three and nine month periods ended September 30, 2008 and are discussed further below. On a GAAP basis, including non-recurring matters, Neurogen recognized a net loss for the third quarter of 2008 of $6.5 million and a net loss attributable to common stockholders of $31.7 million, or $0.52 per share on 61.1 million weighted average shares outstanding.  On a non-GAAP basis, excluding non-recurring matters, net loss for the quarter totaled $8.1 million, or $0.13 per share. This compares to a non-GAAP (excluding the acceleration of certain revenues associated with the conclusion of the research component of Neurogen’s VR1 collaboration with Merck) net loss during the third quarter of 2007 of $13.0 million, or $0.31 per share on 41.9 million weighted average shares outstanding.

On a GAAP basis, including non-recurring matters, the Company recognized a net loss for the nine months ended September 30, 2008 of $29.5 million and a net loss attributable to common stockholders of $60.1 million, or $1.24 per share on 48.5 million weighted average shares outstanding.  On a non-GAAP basis, excluding non-recurring matters, net loss for the period totaled $30.7 million, or $0.63 per share.  This compares to a non-GAAP (excluding the acceleration of certain revenues associated with the conclusion of the research component of Neurogen’s VR1 collaboration with Merck) net loss of $49.0 million, or $1.17 per share on 41.8 million weighted average shares outstanding for the nine month period ended September 30, 2007.

Neurogen’s total cash and marketable securities as of September 30, 2008 totaled $34.3 million.

Operating matters
Neurogen also announced today that it has completed its assessment of its suspended insomnia clinical study utilizing bilayer tablets of adipiplon, Neurogen’s GABA alpha-3 partial agonist.  As previously announced, in the second quarter of 2008, Neurogen suspended this study due to a higher than anticipated rate of unwanted next-day effects observed in the study.  Following suspension, the Company has broken the blind on data from the study and conducted additional pharmacokinetic assessments of the bilayer tablets. The results of the Company’s investigation indicate that unwanted effects were observed in both the 6 milligram and the 9 milligram doses administered in the study, but at a higher rate in the 9 milligram dose.  Neurogen also observed pharmacokinetic variability with current adipiplon formulations, and specifically with the bilayer tablet, that may result in increased risk for unwanted next day effects, particularly at higher dose levels.  To advance adipiplon further in development, Neurogen believes it would be necessary to reformulate adipiplon and examine doses that produce lower blood levels than those administered in the suspended study.  Given the Company’s current focus on the development of aplindore in RLS and Parkinson’s disease, Neurogen does not plan to advance adipiplon in further studies at this time.

Neurogen also updated its VR1 collaboration with Merck.  Based upon Merck’s completion of additional clinical pharmacology studies, Neurogen believes Merck will not be moving collaboration compounds into additional studies for chronic oral administration in pain and cough, but instead has narrowed its focus to the consideration of the development of VR1 antagonists using non-oral routes of administration in these indications or for acute care indications.

Non-recurring matters
Neurogen recognized restructuring charges of $5.1 million for the nine month period ended September 30, 2008.  These charges are associated with reductions in workforce announced on February 5, 2008 and April 9, 2008.  Neurogen also took a non-cash asset impairment charge of $3.2 million and $10.4 million for the three and nine month periods, respectively, related to the value of the Company’s facilities previously used for research activities as well as equipment that will be disposed with the sale of the buildings.

In April 2008, Neurogen closed a private placement offering of exchangeable preferred stock and warrants with certain institutional investors.  On July 25, 2008, following approval of the Company’s stockholders, the preferred shares issued in the financing converted to common shares, and the Company’s stockholders approved the authorization of additional shares underlying the warrants.

In connection with the securities issued in the April financing and in accordance with the required GAAP treatment of these instruments, Neurogen recognized a non-cash charge of approximately $25.2 million and $30.6 million for the three- and nine-month periods, respectively, related to the preferred stock and a non-cash gain of approximately $4.7 million and $16.7 million for the three- and nine-month periods, respectively, related to the warrants.  The non-cash charges reflected the calculation of contingent preferred dividends, accretion of the preferred stock to redemption value and the amortization of discount associated with the preferred stock, as well as a beneficial conversion feature. Pursuant to GAAP, these items are considered deemed preferred dividends and were added to net loss, resulting in a net loss attributable to common stockholders of $31.7 million and $60.1 million for the three- and nine-month periods ended September 30, 2008.  The non-cash gain recorded in the second and third quarters related to a decrease in the liability associated with the ascribed value of the warrants as a result of a decrease in the Company’s stock price from date of issuance on April 7, 2008 through July 25, 2008.  Upon shareholder approval of the authorization of common shares underlying the warrants on July 25, 2008, this deemed liability was satisfied.

Webcast
The Company will host a conference call and webcast to discuss third quarter results at 8:30 a.m. EDT today, November 7, 2008. The webcast will be available in the Investor Relations section of www.neurogen.com and will also be archived there. A replay of the call will be available after 10:30 a.m. ET today and accessible through the close of business, November 14, 2008. To replay the conference call, dial 888-286-8010, or for international callers, 617-801-6888, and use the pass code: 82581866.

About Neurogen
Neurogen Corporation is a drug development company focusing on small-molecule drugs to improve the lives of patients suffering from psychiatric and neurological disorders with significant unmet medical need. Neurogen conducts its drug development independently and, when advantageous, collaborates with world-class pharmaceutical companies to access additional resources and expertise.

Statement Regarding Adjusted (Non-GAAP) Financial Information
In addition to disclosing financial results calculated in accordance with GAAP, the Company has included certain adjusted financial results. Reconciliations between GAAP and adjusted earnings for the three and nine months ended September 30, 2008 and 2007 are provided in the table below. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the three and nine months ended September 30, 2008 as compared to the three and nine months ended September 30, 2007 because the adjustments between GAAP and adjusted earnings provide information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results.  The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes.  The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from and therefore may not be comparable to similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during the three and nine months ended September 30, 2008 and 2007: (1) reductions to the Company’s workforce that resulted in additional expense, (2) asset impairment charges associated with the potential sale of our buildings and certain related equipment, (3) gain on warrants to purchase common stock associated with our 2008 private placement, (4) deemed preferred dividends also associated with our 2008 private placement and (5) acceleration of certain revenues associated with the conclusion of the research component of Neurogen’s VR1 collaboration with Merck. See the table and accompanying footnotes below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations between GAAP and Non-GAAP earnings for the three and nine months ended September 30, 2008 and 2007 are provided in the following table:
	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	[in thousands except per share amounts] (unaudited)
Net loss attributable to common stockholders (GAAP)	$(31,740)	$(7,889)	$(60,099)	$(40,808)
Charge related to the reduction in workforce	(20)	---	5,110	---
Asset impairment charges	3,173	---	10,373	---
Gain on warrants to purchase common stock	(4,746)	---	(16,700)	---
Deemed preferred dividends	25,213	---	30,620	---
Acceleration of Merck revenues	---	(5,094)	---	(8,222)
Adjusted net loss (Non- GAAP)	(8,120)	(12,982)	(30,696)	(49,030)
Basic and diluted loss per share attributable to common stockholders (GAAP)	$(0.52)	$(0.19)	$(1.24)	$(0.98)
Basic and diluted loss per share (Non-GAAP)	$(0.13)	$(0.31)	$(0.63)	$(1.17)

Safe Harbor Statement
The information in this press release contains certain forward-looking statements, made pursuant to applicable securities laws that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Such forward-looking statements relate to events or developments that we expect or anticipate will occur in the future and include, but are not limited to, statements that are not historical facts relating to the timing and occurrence of anticipated clinical trials, and potential collaborations or extensions of existing collaborations. Actual results may differ materially from such forward-looking statements as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy or pharmacokinetic properties of the Company's drug candidates or other properties of drug candidates which could make them unattractive for commercialization, advancement of competitive products, dependence on corporate partners, the Company’s ability to retain key employees, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.  For such statements, Neurogen claims the protection of applicable laws.  Future results may also differ from previously reported results. For example, positive results or safety and tolerability in one clinical study provides no assurance that this will be true in future studies.  Neurogen disclaims any intent and does not assume any obligation to update these forward-looking statements, other than as may be required under applicable law.

(Financial Tables Follow)

Page 4 of 5: Neurogen Announces Q3:08 Financial Results, November 7, 2008

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(unaudited)

	Three Months ended September 30, 2008		Three Months ended September 30, 2007	Nine Months ended September 30, 2008		Nine Months ended September 30, 2007

Operating revenues:
License fees	$	---	$5,640	$	---	$10,872
Research revenues		---	1,859		---	4,565
Total operating revenues		---	7,499		---	15,437

Operating expenses:
Research and development		6,277	12,903		26,326	48,199
General and administrative		1,987	3,044		4,906	10,274
Restructuring charges		(20)	---		5,110	---
Asset impairment charges		3,173	---		10,373	---
Total operating expenses		11,417	15,947		46,715	58,473
Operating loss		(11,417)	(8,448)		(46,715)	(43,036)

Gain on warrants to purchase common stock		4,746	---		16,700	---
Other income, net		121	517		467	1,963
Total other income, net		4,867	517		17,167	1,963

Income tax benefit		23	42		69	265
Net loss		(6,527)	(7,889)		(29,479)	(40,808)
Deemed preferred dividends		(25,213)	---		(30,620)	---
Net loss attributable to common stockholders		$(31,740)	$(7,889)		$(60,099)	$(40,808)

Basic and diluted loss per share attributable to common stockholders		$(0.52)	$(0.19)		$(1.24)	$(0.98)

Shares used in calculation of loss per share attributable to common stockholders:
Basic and diluted		61,116	41,910		48,451	41,832

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Page 5 of 5: Neurogen Announces Q3:08 Financial Results, November 7, 2008

NEUROGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$22,974	$21,227
Marketable securities	11,364	21,362
Total cash and marketable securities	34,338	42,589
Receivables from corporate partners	22	188
Assets held for sale	5,716	---
Other current assets, net	1,468	3,026
Total current assets	41,544	45,803

Net property, plant and equipment	7,169	25,521
Other assets, net	34	46
Total assets	$48,747	$71,370

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	3,872	7,787
Current portion of loans payable	4,978	5,835
Total current liabilities	8,850	13,622

Long term liabilities
Loans payable, net of current portion	2,893	3,141
Total liabilities	11,743	16,763

Total stockholders’ equity	37,004	54,607
Total liabilities and stockholders’ equity	$48,747	$71,370

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